Exhibit 99.1

                                                             [AT&T LOGO OMITTED]
News Release
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            AT&T CONTINUES RESTRUCTURING AND COST REDUCTION EFFORTS

   o  Non-cash asset impairment charge of $11.4 billion
   o  Continued workforce reductions, resulting in 3Q04 charge of $1.1 billion
   o  Year end net debt to be under $7.0 billion


FOR RELEASE THURSDAY, OCTOBER 7, 2004

     BEDMINSTER,   N.J.  --  AT&T  (NYSE:   T)  today   announced  a  series  of
restructuring actions as the company continues its transformation in the rapidly changing communications industry.

     The company said that the previously announced review of its assets will result in an asset impairment charge in the third quarter of 2004. The asset impairment results from sustained pricing pressure and the evolution of services toward newer technologies in the business market as well as changes in the regulatory environment, which led to a shift away from traditional consumer services. As a result, AT&T will take a non-cash charge of approximately $11.4 billion in the third quarter of 2004 to recognize the asset impairment. This action will reduce AT&T's depreciation expense by approximately $1.0 billion in the second half of 2004.

     AT&T also said that as a result of its decision to stop marketing traditional residential services, as well as corporate transformation initiatives, it will significantly exceed its previously estimated workforce-reduction target of 8 percent in 2004. The company now expects to reduce total headcount by more than 20 percent in 2004. Approximately three quarters of the employees affected in 2004 have already been notified or departed earlier this year. As a result of ongoing workforce reductions, the company will record a restructuring charge in the third quarter of approximately $1.1 billion.

     "In response to recent regulatory developments and a highly competitive market, we have made some tough decisions to reduce our workforce and cut costs," said AT&T Chairman and CEO Dave Dorman. "Ongoing investments in our network and systems around the world have allowed us to significantly improve customer-service metrics while driving industry-leading productivity."

     AT&T's acceleration of workforce reductions and other cost cutting initiatives are having a positive impact on profitability across the business. The company is beginning to benefit from lower marketing expense as it scales back its traditional consumer operation. As a result, the company said it anticipates a significant improvement in consumer operating margin, excluding restructuring charges, in the third quarter of 2004 when compared with the second quarter of 2004.

     Despite industry pricing pressure and its ongoing transformation, AT&T expects to continue to generate significant cash flow in line with its previously established targets for 2004. AT&T is on course to finish the year with net debt of under $7.0 billion, a reduction of almost 50 percent over the past two years. Citing strong cash flow generation, the company said it sees ample flexibility to invest in the business, maintain a strong balance sheet and continue to return value to its shareholders. AT&T's dividend represented about a quarter of the company's free cash flow during the first half of 2004. The company said it is presently evaluating further uses of surplus cash flow as it nears the completion of its 2004 debt-buyback program.

                                      # # #

About AT&T
AT&T (www.att.com) For more than 125 years, AT&T (NYSE "T") has been known for unparalleled quality and reliability in communications. Backed by the research and development capabilities of AT&T Labs, the company is a global leader in local, long distance, Internet and transaction-based voice and data services.

AT&T 'Safe Harbor'
The foregoing contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

Non-GAAP Reconciliations

Net Debt

     AT&T now expects its net debt balance to be under $7 billion by year-end. Expected net debt consists of estimated total debt of approximately $10.5 billion, net of estimated cash (including restricted cash) and estimated foreign exchange fluctuations of more than $3.5 billion. The components of net debt may fluctuate as AT&T continuously evaluates debt-and cash-management strategies; however these shifts should not have a significant impact on net debt.

EBITDA, less capital expenditures

                                                       For the Year
                                                          Ended
                                                       Dec. 31, 2004
                                                       -------------
                                              (dollars in billions; all numbers
                                                      are approximate)

EBITDA, less capital expenditures                      $         4.5
Add capital expenditures                                         1.8
                                                       -------------
EBITDA, less restructuring charges                               6.3

Less other cash expenses (a)                              (1.4)-(1.3)
Changes in working capital and other assets
  and liabilities                                         (0.2)-(0.1)
                                                        -------------
Projected cash provided by operating activities        $     4.7-4.9


(a) Other cash expenses primarily include taxes, interest expense and business restructuring charge payments.


EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated as operating income less depreciation and amortization. AT&T uses EBITDA, less capital expenditures (excluding asset impairments and net restructuring and other charges) as a supplementary method for determining and forecasting cash flow generation. Our definition of EBITDA, less capital expenditures does not take into consideration cash generated or used in other investing and financing activities, but rather is designed to reflect cash available for these activities.

Free cash flow is defined as cash flow  provided by  operating  activities  less
cash    used    for     capital     expenditures     and    other     additions.

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AT&T is providing  information on net debt, EBITDA,  less capital  expenditures, and free-cash flow because these measures are commonly used by the investment community for evaluation purposes. Net debt, EBITDA, less capital expenditures, and free cash flow should be considered in addition to, but not in lieu of, other measures of liquidity and cash flows reported in accordance with generally accepted accounting principles. Additionally, they may not be comparable to similarly captioned measures reported by other companies.